SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

Belk, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2801 West Tyvola Road
Charlotte, North Carolina 28217

April 22, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held on May 27, 2009 at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina. The meeting will begin promptly at 11:00 a.m., local time.

The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the proxy statement provided herewith.

Please date, sign and return your proxy in the enclosed envelope to assure that your shares will be represented at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

You are invited to attend a luncheon immediately after the Annual Meeting. Please return the enclosed RSVP form by May 19, 2009 to help us in our planning of this event.

On behalf of your Board of Directors, thank you for your continued support and interest in Belk, Inc.

Sincerely,

Thomas M. Belk, Jr.
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Belk, Inc. (“we,” “our” or “Belk”) will be held at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina, on Wednesday, May 27, 2009, at 11:00 a.m., local time, for the following purposes:

(1) To elect three Directors nominated by the Board of Directors to terms expiring at the 2012 Annual Meeting of Stockholders; and

(2) To consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 10, 2009 as the record date for determining stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment or postponement thereof. A list of stockholders as of the close of business on April 10, 2009 will be available at our offices for examination during normal business hours by any stockholder during the period from May 13, 2009 through the Annual Meeting.

Your attention is directed to the proxy statement provided with this Notice.

By Order of the Board of Directors,

Ralph A. Pitts
Executive Vice President,
General Counsel and Secretary

Charlotte, North Carolina
April 22, 2009

Please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope with the white label and indicate whether or not you plan to attend the Annual Meeting. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy.

BELK, INC.
2801 West Tyvola Road
Charlotte, North Carolina 28217

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 27, 2009

GENERAL INFORMATION

This proxy statement and proxy are furnished in connection with the solicitation of proxies to be voted at the 2009 Annual Meeting of Stockholders. The Annual Meeting will be held on May 27, 2009, at 11:00 a.m., local time, at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina. The proxy is solicited by Belk’s Board of Directors. This proxy statement and proxy are first being sent to Belk’s stockholders on or about April 22, 2009.

Why am I receiving this proxy statement and proxy?

You are receiving this proxy statement and proxy because you own shares of Belk Class A Common Stock or Class B Common Stock. This proxy statement describes issues on which Belk would like you to vote at the Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Who is entitled to vote?

Holders of Class A Common Stock and Class B Common Stock on the close of business on April 10, 2009 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting. April 10, 2009 is referred to as the record date.

To how many votes is each share of common stock entitled?

Holders of Class A Common Stock are entitled to ten votes per share. Holders of Class B Common Stock are entitled to one vote per share. The Class A Common Stock and Class B Common Stock are together referred to as the common stock.

What is the difference between a stockholder of record and a stockholder who holds common stock in “street name”?

If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”

How do I vote?

Stockholders of record may vote by mail. Simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Stockholders also may attend the meeting and vote in person. If you hold your shares through a bank or broker, please refer to your proxy or the information forwarded by your bank or broker to see the voting options that are available to you.

Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must obtain a legal proxy from your bank or broker to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to Belk’s Corporate Secretary at 2801 West Tyvola Road, Charlotte, North Carolina 28217;

•	submitting a subsequent proxy with a later date; or

•	voting in person at the Annual Meeting.

Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on the election of three Directors nominated by the Board of Directors to terms expiring at the 2012 Annual Meeting of Stockholders and any other matters that may properly come before the meeting or any adjournment or postponement thereof. No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of Director, and how many votes must the nominees receive to be elected?

With respect to the election of Directors, you may:

•	vote FOR the election of the three nominees for Director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominee(s); or

•	WITHHOLD AUTHORITY to vote for the three nominees.

The three nominees receiving the highest number of affirmative votes will be elected as Directors. This number is called a plurality. A vote withheld from a nominee for Director will have no effect on the outcome of the vote.

How does the Board of Directors recommend that I vote?

The Board recommends that you vote:

•	FOR the three nominees for Director.

What happens if I sign and return my proxy but do not provide voting instructions?

If you return a signed proxy but do not provide voting instructions, your shares will be voted:

•	FOR the three nominees for Director.

Will my shares be voted if I do not sign and return my proxy?

If you are a stockholder of record and you do not sign and return your proxy or attend the meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares on your behalf under certain circumstances. These circumstances include voting on “routine” matters, such as the election of Directors described in this proxy statement.

How many votes do you need to hold the Annual Meeting?

As of the record date, 47,286,216 shares of Class A Common Stock and 1,474,285 shares of Class B Common Stock were outstanding and are entitled to vote at the Annual Meeting. In order to hold the Annual Meeting and conduct business, a quorum must be present. A quorum will exist if the holders of the outstanding shares of both Class A Common Stock and Class B Common Stock taken together, entitled to vote and constituting a majority of the total votes of the common stock, are present at the Annual Meeting either in person or by proxy. In accordance with applicable state law and our Certificate of Incorporation and Bylaws, abstentions, votes withheld and broker non-votes will be counted for purposes of determining whether a quorum is present.

PROPOSAL ONE
ELECTION OF DIRECTORS

Under our Certificate of Incorporation and Bylaws, the number of Directors on the Board of Directors may be fixed by resolution of a majority of the Board at any number between two and eighteen members.

The Board has currently fixed the number of Directors at nine. The Certificate and Bylaws also divide the Board into three classes that serve three-year terms, designated as Class I, Class II and Class III. The current terms of the Directors in Class II are set to expire at the Annual Meeting.

The Board has nominated the persons set forth below as Class II Directors to serve a three-year term that will expire at the Annual Meeting of Stockholders in 2012:

H.W. McKay Belk
Thomas C. Nelson
John R. Thompson

Each nominee has consented to serve as a Director if elected. The Board has no reason to believe that any of the nominees for the office of Director will be unavailable for election as a Director. However, if at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for substitute nominee(s), vote to allow the vacancy to remain open until filled by the Board, or vote to reduce the number of Directors for the ensuing year, as the Board recommends. In no event, however, can the proxy be voted to elect more than three Directors.

In addition to the three nominees, there are six other Directors continuing to serve on the Board, whose terms expire in 2010 and 2011.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE CLASS II DIRECTORS.

BELK MANAGEMENT

Executive Officers

The following executive officers are in addition to those executive officers who also serve as our Directors. See “Belk Management — Directors” for biographical information about those executive officers.

			Executive
Name	Age	Position	Officer Since

Kathryn Bufano	56	President, Merchandising and Marketing	2008
Ralph A. Pitts	55	Executive Vice President, General Counsel and Secretary	1998
Brian T. Marley	52	Executive Vice President and Chief Financial Officer	2000

Kathryn Bufano.  Ms. Bufano has served as our President, Merchandising and Marketing since January 2008. From 2006 to January 2008, Ms. Bufano was the Chief Executive Officer of Vanity Shops, Inc. in Fargo, North Dakota. From 2003 to 2006, Ms. Bufano pursued higher education. From 2002 to 2003, she was Executive Vice President, General Manager Soft-lines for Sears Roebuck & Company in Hoffman Estates, Illinois. Prior to 2002, Ms. Bufano served as President, Chief Merchandising Officer for Dress Barn, Inc. and in various positions in the Macy’s East and Lord & Taylor divisions of Federated Department Stores.

Ralph A. Pitts.  Mr. Pitts has served as our Executive Vice President, General Counsel and Secretary since May 1998. Mr. Pitts has been Executive Vice President and General Counsel of Belk Stores Services, Inc. (“BSS”), a subsidiary of Belk, since 1995. From 1985 to 1995, he was a partner in the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Pitts is Chairman of the Board of Trustees of Central Piedmont Community College, Past President of the Mecklenburg County Council of the Boy Scouts of America and a member of the Charlotte Board of Advisors of Wachovia Bank.

Brian T. Marley.  Mr. Marley has served as our Executive Vice President and Chief Financial Officer since December 2000. From 1993 to 2000, he was a partner in the accounting firm of KPMG LLP. He was Chairman of the Board of Directors of Belk National Bank through January 2006, and he serves on the Board of Directors of Apex Analytix, Inc.

Directors

Set forth below are the nominees for election to the Board as Class II Directors, the current Directors serving as Class I and Class III Directors and certain information about the nominees and current Directors, which has been furnished to us by the respective individuals.

Nominees for Election

Class II Directors — Term Expiring 2012

H.W. McKay Belk
Age 52
Director Since 1998

Mr. Belk has been our President and Chief Merchandising Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Merchandising, Marketing and Merchandise Planning from May 1998 until May 2004. He served as an officer and Director of most of the separate predecessor Belk Companies (the “Belk Companies”) until May 1998 and has been employed in the Belk retail organization in various positions since June 1979. Mr. Belk is currently a Director, Chair of the Audit Committee and member of the Compensation Committee of Coca-Cola Bottling Co. Consolidated and a past Director of the North Carolina Chamber of Commerce. He is a past member of the Board of Trustees of Charlotte Latin School and currently serves on the Board of Trustees of the Crossnore School and the Board of the Institute for the Arts/Humanities at the University of North Carolina at Chapel Hill. He is also a past Chairman of the Charlotte Chamber of Commerce. Mr. Belk is the brother of Thomas M. Belk, Jr. and John R. Belk.

Thomas C. Nelson
Age 46
Director Since 2003

Mr. Nelson has served as the President and Chief Executive Officer of National Gypsum Company, a building products manufacturer, since 1999 and was elected Chairman of the Board in January 2005. From 1995 to 1999, Mr. Nelson served as the Vice Chairman and Chief Financial Officer of National Gypsum Company. He is also a General Partner of Wakefield Group, a North Carolina based venture capital firm. Mr. Nelson previously worked for Morgan Stanley and Co. and in the United States Defense Department as Assistant to the Secretary and White House Fellow. He also serves as a Director of Yum! Brands, Inc.

John R. Thompson
Age 57
Director Since 2006

Mr. Thompson is Senior Vice President and General Manager of BestBuy.com, a subsidiary of Best Buy Co., Inc., a retailer of consumer electronics, home-office equipment, entertainment software and major appliances. Mr. Thompson joined Best Buy in April 2001 as Senior Vice President of Supply Chain and Business Systems. From February 1995 to March 2001, he was Chief Information Officer and Senior Vice President for Customer Service, Information Systems, Distribution, Logistics and e-Business at Liz Claiborne, Inc. From February 1993 to February 1995, Mr. Thompson was Chief Information Officer and Executive Vice President at Goody’s Family Clothing, Inc. Mr. Thompson serves on the Board of Directors of Best Buy Children’s Foundation, Voluntary Inter-Industry Commerce Standards (VICS), and the Urban Ventures Leadership Foundation and as a trustee of the Walker Art Museum.

Incumbent Directors

Class III Directors — Term Expiring 2010

John R. Belk
Age 50
Director Since 1998

Mr. Belk has been our President and Chief Operating Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Finance, Systems and Operations from May 1998 until May 2004. He also served as an officer and Director of most of the Belk Companies until May 1998 and has been employed in the Belk retail organization in various positions since 1986. Mr. Belk serves on the Board of Directors of Ruddick Corporation and as Chairman of the Board of Novant, Inc. Mr. Belk is the brother of Thomas M. Belk, Jr. and H.W. McKay Belk.

John A. Kuhne
Age 65
Director Since 1998

Mr. Kuhne has served as a Director of a number of the Belk Companies and as President of Belk-Simpson Company, Greenville, South Carolina from 1983 to May 1998. Mr. Kuhne served as Vice Chairman of the Board of Directors of Summit Financial Corporation until 2003 and is a past trustee of Presbyterian College and Furman University. He also serves as Chairman of the Board of Directors of Fredericksburg Distributing Company.

Elizabeth Valk Long
Age 59
Director Since 2004

Ms. Long was an Executive Vice President of Time Inc., a subsidiary of Time Warner, from May 1995 until her retirement in August 2001. She was the first woman to hold the position of publisher at Time, Inc., serving in that capacity for Life, People and Time magazines. She is currently a trustee of Hollins University, and she serves on the Boards of Directors of Steelcase Corporation and J.M. Smucker Company.

Class I Directors — Term Expiring 2011

Thomas M. Belk, Jr.
Age 54
Director Since 1998

Mr. Belk has been our Chairman and Chief Executive Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Store Divisions and Real Estate from May 1998 until May 2004. He served as an officer and Director of most of the Belk Companies until May 1998 and has been employed in the Belk retail organization in various positions since 1981. He is the current Chairman of the Charlotte Chamber of Commerce and serves on the Boards of Directors of The Orvis Company, Inc., the Mecklenburg County Council of the Boy Scouts of America and the Carolinas Healthcare System. Mr. Belk is the brother of H.W. McKay Belk and John R. Belk.

J. Kirk Glenn, Jr.
Age 66
Director Since 1998

Mr. Glenn has served on the Boards of Directors of a number of the Belk Companies from 1983 until May 1998 and currently serves on the Boards of Directors of various Belk subsidiaries. Mr. Glenn is the retired Chairman and Manager of Quality Oil Company, LLC and Reliable Tank Line, LLC. He has served as Chairman of the Boards of Directors of Crisis Control Ministry, Special Children’s School, and Winston-Salem Business, Inc.

John L. Townsend, III
Age 53
Director Since 2005

Mr. Townsend is currently a private investor. He was employed by Goldman, Sachs & Co. from 1987 until his retirement as an Advisory Director in 2002. Prior to his retirement, Mr. Townsend served as a Managing Director and General Partner of Goldman Sachs with responsibility for a variety of businesses within the Investment Banking division. Mr. Townsend currently serves as a Senior Advisor of Stone Point Capital, a Director of International Paper Company, Chairman of the Townsend Family Foundation and a member of the Riverstone Group, a private investment fund. He also serves as Chairman of the Board of Trustees of Episcopal High School and is a member of the Board of Directors of the University of North Carolina Investment Fund, Inc., the Board of Visitors of the Kenan-Flagler Business School of the University of North Carolina, and the Boards of Trustees of Greenwich Hospital, the Grand Teton National Park Foundation and the US Ski and Snowboard Team Foundation.

Corporate Governance

Meetings of Directors and Attendance at Annual Meeting

During fiscal year 2009, the Board held five meetings. All of the Directors attended at least 75% of all the meetings of the Board and the committees on which they served.

Our policy is that all Directors serving at the time of the Annual Meeting of Stockholders are expected to attend the meeting in the absence of a compelling reason. At the Annual Meeting held in May 2008, all of the nine Directors then serving attended the meeting.

Code of Ethics

The Board has adopted a Code of Ethics that applies to our senior executive and financial officers. This Code reflects Belk’s long-standing commitment to conduct business in accordance with the highest ethical principles. A copy of the Code was filed as an exhibit to our Annual Report on Form 10-K for the year ended January 31, 2004 and is available for review on the Corporate Governance page of our website at www.belk.com.

Mandatory Retirement for Directors

No Director may stand for election or re-election after the Director’s 70th birthday. Any Director who turns age 70 while serving as a Director may continue to serve as a Director for the remainder of his or her current term.

Communications with the Board of Directors

Any stockholder who wishes to communicate directly with the Board of Directors may do so by writing to Belk, Inc. Board of Directors, c/o Corporate Secretary, 2801 West Tyvola Road, Charlotte, North Carolina 28217. At each Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service), and will make the communications available to the Directors upon request.

Independence of Directors

We refer to the applicable listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) in determining the independence of our Directors. Our Board has determined that Messrs. Glenn, Kuhne, Nelson, Thompson and Townsend and Ms. Long are considered independent Directors in accordance with Nasdaq listing standards.

Committees of the Board of Directors

The Board of Directors has a standing Executive Committee, Audit Committee and Compensation Committee. We do not have a standing Nominating Committee.

Executive Committee

The current members of the Executive Committee are Thomas M. Belk, Jr., H.W. McKay Belk and John R. Belk. During fiscal year 2009, the Executive Committee held no formal meetings but took various actions by written consent.

The Executive Committee possesses all of the powers of the Board, except the power to authorize the issuance of stock, approve mergers, declare dividends and certain other powers specifically reserved under the Delaware General Corporation Law to the Board. The Executive Committee may exercise such additional authority as may be prescribed from time to time by resolution of the Board. The Executive Committee is expected to act in circumstances where it is not feasible or is impractical to obtain full Board action or as otherwise directed by the Board.

Audit Committee

The current members of the Audit Committee are J. Kirk Glenn, Jr., John A. Kuhne, Thomas C. Nelson, John R. Thompson and John L. Townsend, III, all of whom are independent Directors in accordance with Nasdaq listing standards. Mr. Nelson is the Chairman of the Audit Committee. The Board has determined that Mr. Nelson is an audit committee financial expert within the meaning of Securities and Exchange Commission regulations. During fiscal year 2009, the Audit Committee held four meetings.

The Audit Committee’s primary responsibilities include overseeing the process for preparation of our financial reports; having direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accountants; considering the range of audit and non-audit services to be provided by the independent registered public accountants; reviewing with the independent registered public accountants the plans and results of the audit engagement; reviewing the independence of the independent registered public accountants; and reviewing the internal and external audit findings and comments concerning internal controls and making recommendations to management.

The Audit Committee has adopted a charter, which was last amended on April 1, 2009. A copy of the charter is available on the Corporate Governance page of our website at www.belk.com.

Audit Committee Report

The Audit Committee Charter provides that the Committee will oversee and monitor the integrity of Belk’s internal controls, financial reporting, and internal and external audits. Management is responsible for the preparation, presentation and integrity of Belk’s consolidated financial statements. The independent registered public accountants are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for issuing a report expressing their opinion on those statements. The Audit Committee is responsible for monitoring and overseeing these processes.

In connection with these responsibilities, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and with Belk’s independent registered public accountants, KPMG LLP;

•	discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received the written disclosures and letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect; and

•	discussed with the independent registered public accountants the accountants’ independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2009 be included in Belk’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

Thomas C. Nelson, Chairman
J. Kirk Glenn, Jr.
John A. Kuhne
John R. Thompson
John L. Townsend, III

Compensation Committee

The current members of the Compensation Committee are J. Kirk Glenn, Jr., John A. Kuhne and Elizabeth Valk Long. Mr. Glenn is the Chairman of the Committee. The Compensation Committee is composed entirely of independent Directors, as defined under the Nasdaq listing standards. Each of the members also satisfies the definition of “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). During fiscal year 2009, the Compensation Committee held five meetings.

The Compensation Committee has adopted a charter, which was last amended in April 2007. A copy of the charter is available on the Corporate Governance page of our website at www.belk.com. The Compensation Committee’s primary responsibilities include reviewing and approving compensation for our Chief Executive Officer and other executive officers, reviewing and approving our compensation plans for Directors, senior executives and other officers and establishing the performance goals on which our compensation plans are based. The Committee’s processes and procedures for the consideration of executive compensation are described in the Compensation Discussion and Analysis.

Compensation Committee Report

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for our executive officers, reviewing and approving our compensation plans for our executive officers, establishing the performance goals on which our compensation plans are based and setting the overall compensation principles that guide its decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2009 proxy statement for filing with the Securities and Exchange Commission.

J. Kirk Glenn, Jr., Chairman
John A. Kuhne
Elizabeth Valk Long

Selection of Nominees for Director

The Board of Directors has the responsibility for reviewing and recommending nominees for membership on the Board, and all Directors currently participate in the selection of Director nominees. It is the view of the Board that since Belk is privately held, has a relatively small number of Directors and has Directors who have substantial experience serving on the Boards of other public and private companies, it is appropriate at this time not to have a standing nominating committee.

Board candidates are considered based upon various criteria. Candidates must have integrity, accountability, judgment and perspective. In addition, candidates are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making.

The Board uses a variety of methods for identifying and evaluating nominees for Director. Candidates may come to the attention of the Board through current Board members, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any time when a vacancy or potential vacancy arises.

The Board will consider candidates recommended by stockholders, and any stockholder who wishes to recommend a person to be considered for nomination by the Board may do so by submitting the candidate’s name and qualifications in writing to Belk, Inc. Board of Directors, c/o Corporate Secretary, 2801 West Tyvola Road, Charlotte, North Carolina 28217. Stockholders may directly nominate persons for Director in accordance with the provisions of our Certificate of Incorporation, a copy of which is on file with the Securities and Exchange Commission.

COMMON STOCK OWNERSHIP OF MANAGEMENT
AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of Class A and Class B Common Stock as of April 10, 2009 held by:

•	each of the Directors;

•	the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers, calculated in accordance with SEC rules and regulations, during fiscal year 2009;

•	all Directors and executive officers as a group; and

•	each stockholder that holds more than 5% of the outstanding shares of our Class A and Class B Common Stock:

	Shares of Class A		Percent	Shares of Class B		Percent
	Common Stock		of	Common Stock		of
Name of Beneficial Owner	Beneficially Owned(1)		Class(2)	Beneficially Owned(1)		Class(3)

Directors and Executive Officers:
Thomas M. Belk, Jr.	4,547,175	(4)	9.6	1,560	(5)	*
H.W. McKay Belk	4,686,071	(6)	9.9	19,944	(7)	1.4
John R. Belk	4,616,436	(8)	9.8	36,627	(9)	2.5
J. Kirk Glenn, Jr.	2,691,014	(10)	5.7	9,000		*
John A. Kuhne	714,979	(11)	1.5	9,000		*
Thomas C. Nelson	—		*	9,000		*
Elizabeth Valk Long	—		*	8,000		*
John L. Townsend, III	—		*	7,000		*
John R. Thompson	—		*	6,000		*
Ralph A. Pitts	—		*	40,899		2.8
Brian T. Marley	—		*	75,800		5.2
All Directors and executive officers as a group (12 persons)	10,865,553		23.0	226,207		15.3
Other Five Percent Stockholders:
John M. Belk 1999 Grantor Trust	10,802,576	(12)	22.8	—		*
Sarah Belk Gambrell	9,700,025	(13)	20.5	—		*
Katherine McKay Belk	5,750,508	(14)	12.2	138,677	(15)	9.4
Katherine Belk Morris	5,581,919	(16)	11.8	—		*
B. Frank Matthews, II	2,789,037	(17)	5.9	3,000		*
Davidson College	61,439	(18)	*	93,230		6.3

*	Beneficial ownership represents less than 1% of the applicable class of Belk’s outstanding common stock.

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named above have sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown as being beneficially owned by them.

(2)	47,286,216 shares of Class A Common Stock were outstanding as of April 10, 2009.

(3)	1,474,285 shares of Class B Common Stock were outstanding as of April 10, 2009.

(4)	Includes:

•	245,857 shares held by Thomas M. Belk, Jr., Grantor Retained Annuity Trust dated January 29, 2006.

•	260,881 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

•	32,403 shares held by Sarah Fortune Belk Revocable Trust dated 12-11-07. Sarah Fortune Belk, the trustee, is his wife.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	1,392,714 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

101,563 of these shares are subject to pledge.

(5)	Includes:

•	1,560 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

(6)	Includes:

•	241,322 shares held by H.W. McKay Belk Grantor Retained Annuity Trust dated June 16, 2006.

•	121,260 shares held by H.W. McKay Belk as custodian for his minor children.

•	137,751 shares held by Katherine Whitner Belk Irrevocable Trust dated April 9, 2008. Voting and investment power is shared by Katherine Whitner Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees.

•	137,793 shares held by Nina Cabell Belk Irrevocable Trust dated April 4, 2008. Voting and investment power is shared by Nina Cabell Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees.

•	33,914 shares held by Nina F. Belk, his wife.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	1,392,714 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

80,000 of these shares are subject to pledge.

(7)	Includes:

•	3,948 shares held by H.W. McKay Belk as custodian for his minor children.

•	7,998 shares held by Katherine Whitner Belk Irrevocable Trust dated April 9, 2008. Voting and investment power is shared by Katherine Whitner Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees.

•	7,998 shares held by Nina Cabell Belk Irrevocable Trust dated April 4, 2008. Voting and investment power is shared by Nina Cabell Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees.

(8)	Includes:

•	245,565 shares held by John R. Belk Grantor Retained Annuity Trust dated January 23, 2006.

•	232,531 shares held by John R. Belk as custodian for his minor children.

•	207,592 shares held by Kimberly Dupree Belk Revocable Trust dated July 27, 2007. Kimberly Dupree Belk, the trustee, is his wife.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	1,392,714 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

137,365 of these shares are subject to pledge.

(9)	Includes:

•	8,012 shares held by John R. Belk as custodian for his minor children.

(10)	Includes:

•	871 shares held by Madlon C. Glenn, his wife.

•	1,501,410 shares held by James K. Glenn, Jr., trustee under Will of Daisy Belk Mattox; 587,582 shares held by John Belk Stevens Trust U/W ITEM III, Section C f/b/o James Kirk Glenn, Jr., et al; and 391,897 shares held by John Belk Stevens Trust U/W ITEM III, Section A f/b/o Sara S. Glenn. Voting and investment power is vested in J. Kirk Glenn, Jr., the trustee of each trust.

(11)	Includes:

•	463,238 shares held by Lucy S. Kuhne, Trustee of the Lucy S. Kuhne Revocable Trust dated June 27, 2007 and 229,981 shares held by Lucy S. Kuhne and Claire M. Efird, Trustees of Trust B under Will of W.H.B. Simpson f/b/o Bessie Simpson Hanahan.

(12)	Includes:

•	2,079,910 shares held by Montgomery Investment Company, a corporation owned by John M. Belk 1999 Grantor Trust as the majority stockholder and Mary Claudia Belk Irrevocable Trust dated 1/4/94. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Claudia W. Belk, trustee of Mary Claudia Belk Irrevocable Trust dated 1/4/94.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

John M. Belk 1999 Grantor Trust’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(13)	Includes:

•	1,140,080 shares held in several trusts established by the Will of W.H. Belk for the benefit of his children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

•	1,436,385 shares held in several trusts established by the Will of Mary I. Belk for the benefit of her children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

Sarah Belk Gambrell’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(14)	Includes:

•	384,382 shares held by Katherine McKay Belk Cook Charitable Remainder Unitrust dated 11/1/02. Voting and investment power is vested in Katherine McKay Belk, the trustee.

•	69,362 shares held by Katherine McKay Belk Cook Grantor Retained Annuity Trust Number One, dated November 14, 2002; 245,505 shares held by Katherine McKay Belk Cook Grantor Retained Annuity Trust Number Three dated October 4, 2004; 293,508 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Five dated March 6, 2007; 403,870 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Six dated March 6, 2007; and 233,788 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Seven dated March 6, 2007. Voting and investment power is vested in Katherine McKay Belk, the trustee.

•	924,932 shares held as custodian for her minor grandchildren.

•	100 shares held by James Fielder Cook (deceased), her husband.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

Katherine McKay Belk’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(15)	Includes:

•	138,677 shares held as custodian for her minor grandchildren.

(16)	Includes:

•	382,811 shares held by Katherine B. Morris Grantor Retained Annuity Trust dated September 8, 2004.

•	39,063 shares held by Katherine Belk Morris 2008 Grantor Retained Annuity Trust Number One dated May 27, 2008.

•	39,063 shares held by Katherine Belk Morris 2008 Grantor Retained Annuity Trust Number Two dated May 27, 2008.

•	178,801 shares held by Miss Katherine Belk Morris Irrevocable Trust dated January 10, 2003. Voting and investment power is shared by Katherine Belk Morris and her husband, Charles Walker Morris, the trustees.

•	178,801 shares held by Charles Walker Morris, Jr. Irrevocable Trust dated May 25, 2005. Voting and investment power is shared by Katherine Belk Morris and her husband, Charles Walker Morris, the trustees.

•	180,126 shares held by Rebecca Price Morris Irrevocable Trust dated January 6, 2009. Voting and investment power is shared by Katherine Belk Morris and her husband, Charles Walker Morris, the trustees.

•	442 shares held by Charles Walker Morris, her husband, and 33,472 shares held by Charles Walker Morris Revocable Trust dated September 8, 2004. Her husband is the trustee.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wachovia Bank National Association, co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	1,392,714 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	136,293 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	470,107 shares held by Mary Claudia Belk Irrevocable Trust dated January 22, 1999. Voting and investment power is shared by Mary Claudia Belk, Katherine Belk Morris, Susan N. Jamison and Wachovia Bank, National Association, the trustees.

Katherine Belk Morris’ address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(17)	Includes:

•	166,707 shares held by First Union National Bank of N.C., B. Frank Matthews, II and Annabelle Z. Royster, co-trustees under the Will of J.H. Matthews, Jr. The co-trustees have voting and investment powers.

•	500 shares held by Betty C. Matthews, his wife.

•	66,141 shares held by Robinson Investment Company; 435,131 shares held by Matthews Group Limited Partnership; 232,196 shares held by Elizabeth Matthews Welton Family Limited Partnership Phase II; and 1,886,100 shares held by the David Belk Cannon Foundation.

B. Frank Matthews, II’s address is P.O. Box 3737, Gastonia, North Carolina 28054.

(18)	Davidson College’s address is: P.O. Box 7165, Davidson, North Carolina 28036.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the fiscal year 2009 compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly-compensated executive officers for fiscal year 2009, calculated in accordance with SEC rules and regulations (collectively, the “NEOs”). It includes information regarding, among other things, the overall objectives and operation of our compensation program and each of its elements. Additionally, this CD&A discusses the role of the Compensation Committee (the “Committee”) in the governance and decision making associated with our executive compensation program.

Compensation Committee Overview

Charter.  The Committee operates under the terms of a written charter, most recently amended by the Board in April 2007. The duties, responsibilities, and procedures of the Committee are governed by this charter. A copy of the charter is available at www.belk.com.

Scope of Authority.  The Committee is responsible for reviewing and approving the compensation paid to our executive officers. The Committee sets our equity grant policies, administers our compensation plans and reviews and makes recommendations with respect to underlying compensation plan design. Additionally, the Committee recommends for Board approval the compensation for our non-employee Directors. The Committee Chair reports regularly to the Board.

Independence of Directors.  The Committee consists of three Directors, all of whom are independent within the meaning of applicable regulations. Additionally, each member of the Committee is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Our current Committee members are J. Kirk Glenn, Jr., who is the Committee Chair, Elizabeth Valk Long and John A. Kuhne. All members have served since November 2004.

Outside Compensation Consultant.  In accordance with its charter, the Committee has the authority to engage outside compensation consultants. In fiscal year 2009, the Committee retained Sibson Consulting (“Sibson”) as its compensation consultant. The compensation consultant works collaboratively with management and the Committee. In fiscal year 2009, Sibson provided the following services to the Committee:

•	data and insights with respect to plan design for our executive and director compensation programs to be fair, reasonable and consistent with our compensation objectives and policies;

•	considerations with respect to and preparation of comparator data; and

•	review and comment on this CD&A.

Although the Committee considers the advice it receives from its consultants, the Committee is responsible for making final decisions as to the amount and form of compensation and the performance targets under its incentive compensation plans.

Meetings.  In fiscal year 2009, the Committee met five times.

•	Management Participation in Meetings. Members of management are regularly invited to participate in Committee meetings. Our CEO, Executive Vice President-Human Resources, and Vice President Compensation and Benefits attend Committee meetings regularly. Our CFO and General Counsel also frequently participate. Management’s role is to provide input and analysis to the Committee’s discussions. Although management makes recommendations with respect to compensation, the final determination for executive and Director compensation rests with the Committee.

•	Executive Sessions. As needed, the Committee meets in executive session in which only the Committee members participate. The executive sessions generally focus on setting our CEO’s compensation and performance goals and reviewing his performance each year. The Committee also meets from time to time in executive session with its outside compensation consultant.

Executive Compensation Guiding Principles

Our executive compensation program is designed to provide a rational, consistent and fair reward system. In making its decisions, the Committee takes into account our financial condition, the interests of our stockholders and the competitive need to fairly compensate individuals for their contributions to Belk.

In fiscal year 2005, the Committee formally articulated the executive compensation program principles used to guide its decision making. Each year these principles are reviewed and updated, as appropriate. The guiding principles include:

Component	Compensation Guiding Principles

Business and Stockholder Alignment	• Compensation is used to retain and attract talented, highly skilled, and committed people who can embrace, expand and execute our vision for success.

•   Incentive arrangements in particular are intended to create ownership in our success and drive the executive actions and behaviors that improve profitability and maximize the overall economic value realized by our stockholders.

Performance Focus	• We compensate our executives for performance versus our overall financial plans. We use measurable objectives for our NEOs and, as much as possible, for other executives.
• Awards delivered by our compensation plans reflect two key performance standards:
• Achievement of our strategic, financial and operational goals; and
• Individual contribution to our strategic growth and short- and long-term success.

•   Performance goals focus on measures that drive organizational financial success and stockholder value creation such as return on invested capital, earnings before interest and taxes, and sales. Successful achievement is determined against our overall financial plans.

• The performance measures, goals and payout opportunities are reviewed and, as appropriate, updated each year.
Comparability to Peers	• We consider the talent marketplace and competitive landscape in establishing a basis for fair compensation.
• Compensation levels are compared to publicly traded department store retailers, employers in the retail industry and general industry employers.
• Compensation design may include comparison to similarly performing peers in other industries.
• General compensation practices are evaluated in comparison to retailer and general industry peers.
Elements of Rewards and Pay Positioning
•   Our compensation opportunities have generally included base salary, cash and equity incentive plans, stock grants, one-time bonuses and special circumstance incentive arrangements that reward truly outstanding performance achievement.

•   To retain and attract the necessary management talent, compensation generally is positioned at the market median. However, top performing executives may earn total pay opportunities up to the top quartile of the competitive market.

• While incentive plan targets are set at median, actual payouts may be above or below the median depending upon company performance and stock value fluctuations.
• Compensation is considered as only one element of the larger employee value proposition that we offer.
“At Risk” Pay	• Our executives’ total compensation package emphasizes “at risk” incentive pay, particularly at the senior executive level.
• Typically, from 50-70% of the total pay opportunity for executives is delivered through awards earned under our performance-based incentive compensation plans.

Fiscal Year 2009 Committee Highlights

Below are the key compensation actions taken by the Committee in fiscal year 2009. Information about each of the plans can be found in the discussion of elements of executive compensation below.

Overall Assessment of Executive Compensation Program.  In fiscal year 2007, the Committee engaged Sibson to provide a comprehensive review of our executive compensation program. The review included an analysis of the design of our executive pay plans and the specific level of pay opportunity delivered to the NEOs and other key executives. Sibson Consulting was engaged again in fiscal years 2008 and 2009 by the Committee to review our executive compensation program and recommend necessary updates. The fiscal year 2009 review included an analysis of the design of our executive pay plans and the specific level of pay opportunity delivered to the NEOs and other key executives. At the Committee’s December 2, 2008 meeting, Sibson’s analysis of NEO pay opportunity was reviewed by the Committee. Additionally, separate discussions with Sibson regarding plan design have occurred and been shared in informal discussions with the Committee.

Approval of Fiscal Year 2009 Annual Incentive Plan Financial Measures.  For fiscal year 2009, the Committee determined that awards under the Annual Incentive Plan would continue to be based upon earnings before interest and taxes (EBIT) and sales achievement compared to our overall annual financial plan. At the beginning of the fiscal year, the Committee approved the specific achievement level scale for each measure as well as an overachievement opportunity that would reward exceptional performance.

Revision to Annual Incentive Plan For Fiscal Year 2009 Fourth Quarter.  In light of the significant changes in the economy during 2008, and in particular the deteriorating retail environment, the Committee revised the performance goals under the Annual Incentive Plan to incent performance during our most important season. The goals were revised to reflect the year to date performance plus fourth quarter goals (the “Revised Incentive Plan”). The Committee determined that awards under the Revised Incentive Plan, consistent with the Annual Incentive Plan, would be based upon EBIT and sales achievement, compared to our updated overall annual financial plan. The Committee approved the specific achievement level scale for each measure, and further determined that each participant would receive the greater of the amount of the award based on the original or the revised plan.

Approval of Fiscal Year 2009 Executive Long-Term Incentive (LTI) Plan Financial Measures.  In March 2008, the Committee reevaluated the structure of its previous three year LTI Plan and determined that a revised LTI Plan that operates on a one-year performance cycle, with a payout over two years, better fit our performance pay objectives. For fiscal year 2009, the Committee determined that awards under the one-year performance cycle LTI Plan would continue to be based upon performance goals of return on invested capital (ROIC), EBIT and sales achievement compared to our overall annual financial plan. The Committee approved the specific achievement level scale for each of the measures in the beginning of fiscal year 2009.

Compensation Committee Effectiveness Assessment.  The Committee annually assesses its effectiveness in fulfilling its fiduciary and stewardship responsibilities. The evaluation is completed individually by each member. The results are discussed by the Committee and, based on their discussion, the Committee considers changes as appropriate to its processes and procedures.

Current Business Environment and Fiscal Year 2010 Decisions

During the last six months of fiscal year 2009, we experienced a significant deterioration in our business as a result of a severe economic recession felt throughout the country. We believe amounts paid to our executives during fiscal year 2009, as discussed below, reflect those economic impacts, while rewarding the performance and contribution of the executives to our overall results. Recognizing that these difficult economic conditions are likely to persist in the foreseeable future, we are focusing on managing expenses and reducing costs throughout the Company. For fiscal year 2010, the Committee has decided to make the following changes affecting executive compensation:

•	Overall targeted compensation for senior executives will be reduced by an average of 40% as a result of a one-year suspension of merit-based salary increases, suspension of the LTI Plan for fiscal year 2010 and a reduction of the cash incentive award opportunity under the Annual Incentive Plan for fiscal year 2010 by 50%.

•	Matching contributions to the 401(k) Savings Plan and contributions to all pension plans will be suspended for all associates, including the NEOs, for the one-year period beginning in February 2009 for the 401(k) Savings Plan and January 2009 for the pension plans. Associates can continue to make pre-tax and after-tax contributions to the 401(k) Savings Plan; however, these contributions will not be matched by the Company.

Comparator Data

To assist in establishing appropriate compensation levels, the Committee selects a group of comparator companies and asks its consultant to compile applicable proxy compensation data for those companies. The Committee also asks the consultant to provide relevant published survey data with respect to compensation levels. The data gathered are intended to inform the Committee’s decision making. The data are also evaluated in light of our strategic and talent management objectives.

The comparator data is only one of several factors considered by the Committee in making compensation decisions. The Committee assigns no particular weight to the comparator data.

In selecting comparator companies, the Committee noted that Belk has a unique regional focus, ownership structure and size, and that there are no other public companies that share these particular characteristics. As a result, the selection of companies for the proxy data peer group was based on an assessment of various retail companies as competitors for talent and for customers. Revenue, market area and similarity in business model were also considered in determining the comparator group.

For fiscal year 2009, the Committee chose to examine proxy data from Ann Taylor, Bon-Ton Stores, Inc., Dillards, Inc., GAP, Inc., J.C. Penney Company, Inc., Kohl’s Corporation, Limited Brands Inc., Macy’s Inc., Nordstrom Inc, The Talbots Inc., and The TJX Companies, Inc. It also reviewed data from published surveys of Watson Wyatt, Mercer Human Resources Consulting, Hay Group and Hewitt Associates. These data reference sources were chosen because of the Committee’s determination of their relevancy and fit with Belk.

Elements of Executive Compensation

In fiscal year 2009, our total executive compensation opportunity was delivered through base salary, annual cash incentives, long-term equity incentives, benefits and perquisites. Each program in which our NEOs participate is described below.

Base Salary

•	Purpose. Base salary is intended to compensate the executive for the fulfillment of the regular duties and responsibilities associated with the job role.

•	Plan Structure. We do not apply a formal salary grade structure to our NEOs. The pay positioning for each NEO and annual salary adjustments take into account a number of factors, including internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. The Committee does not assign a particular weight to each factor.

•	Fit with Other Elements of our Compensation Program. Base salary is one of the three elements of total direct compensation (“TDC”), comprised of base salary plus annual cash incentive plus equity incentive, for each of our NEOs. Base salary is the only element that is not “at risk.” In fiscal year 2009, base salary represented approximately 33% of targeted TDC opportunity for our CEO, and ranged from 38% to 50% for the other NEOs. This pay mix is consistent with our objective to emphasize “at risk” compensation.

•	Determination Process; Factors Considered. As described above, salary adjustments take into account internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. Prior to the commencement of each fiscal year, the consultant provides data to the Committee with respect to competitive base salary levels for the CEO and the other NEOs. As described above, the consultant includes data gathered from the proxy statements of our peer group, information provided by published surveys and salary increase trends for executive base pay. Each year, the CEO makes recommendations for the NEOs (other than himself) with respect to base salary adjustments. With respect to our CEO’s base salary increase, the Committee considers the same factors and determines an appropriate pay adjustment. The Committee makes the final determination for all base salary increases for the NEOs.

Individual performance evaluations are based on objectives specific to a position as determined at the beginning of the fiscal year by the CEO and each NEO. Company performance with respect to sales, margin and expense are considered. Performance against non-statistical objectives is also included in a final performance assessment.

For fiscal year 2009, we provided merit increases that averaged 2.73% to employees who were performing at an expected level. Performances at higher levels were awarded larger merit increases. Based on the Committee’s assessments as described above and a review of the comparator data gathered, the Committee approved a 3% increase in the base salary of the CEO while the other NEOs received base salary increases that ranged from 3% to 4%. The effective date of the fiscal year 2009 base salaries was March 9, 2008.

The Committee has decided to suspend all merit-based salary increases for senior executives, including the NEOs, for fiscal year 2010.

Annual Cash Incentive

The annual cash incentives we provided to our executives in fiscal year 2009 are described below.

Annual Incentive Plan

•	Purpose. The purpose of our Annual Incentive Plan is to reward achievement of EBIT and sales performance objectives, measured against predetermined fiscal year budgetary targets.

•	Plan Structure and Award Determination. The Belk, Inc. Annual Incentive Plan was approved by our stockholders at the 2005 Annual Meeting. Awards payable to NEOs under the Annual Incentive Plan are intended to be deductible under Section 162(m) of the Code.

Each participant has a target award opportunity expressed as a percentage of base salary. In addition, each participant has an assigned weighting for each performance measure. For the NEOs, the weighting is 60% EBIT and 40% sales. The Annual Incentive Plan provides that annual cash incentive awards will be paid only if at least 90% of the EBIT fiscal year target is achieved. Above this threshold, an achievement scale associated with each of the two measures is used to determine the award attributable to the achievement of that measure.

The incentive award under the Annual Incentive Plan for NEOs is determined according to the following formula:

Annual Incentive Award	=	(Base Salary x Target %)	X	(EBIT Achievement % x 60%) + (Sales Achievement % x 40%)

For purposes of this calculation, base salary for NEOs is the annual base salary rate in effect on the 89th day after the beginning of the fiscal year. Awards are paid in cash. The maximum annual award payable under the Annual Incentive Plan to any participant for any fiscal year is $1,500,000.

•	Plan Fit with Other Elements of our Compensation Program. For fiscal year 2009, the annual cash incentive award under the Annual Incentive Plan and the Revised Incentive Plan (as described below) is the second of the three elements of our total targeted compensation opportunity (base salary + annual cash incentive + long-term incentives). Payouts from the Annual Incentive Plan and the Revised Incentive Plan are “at risk” and contribute to our desired target pay opportunity which places more weight on “at risk” pay. In fiscal year 2009, the incentive opportunity (including amounts from the Annual Incentive Plan and the Revised Incentive Plan) represented approximately 25% of our CEO’s total targeted compensation opportunity and 20% to 23% of the total targeted compensation opportunity of our other NEOs.

•	Factors Considered in Performance Target Settings. Generally, the Committee sets the target level for EBIT and sales at the beginning of the fiscal year in accordance with our annual financial plan. Minimum and maximum objectives are set below or above the target level. In the past five years (fiscal year 2004 through fiscal year 2009), we have achieved performance in excess of the target level three times. The payout percentage over the past five years has been between approximately 0% and 141.5% of the participant’s target award opportunity, with an average payout percentage over the past five years of approximately 81.1% of the target award opportunity. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

•	Factors Considered in the Award Opportunity and Payout Determination Process.

Individual Target Award Opportunity Determination.  As part of the competitive assessment process described above for base salary determination, the Committee evaluates the individual annual cash incentive opportunity for our NEOs. As with base salary adjustments, the Committee considers internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. Each NEO’s specific target opportunity is reviewed annually. Fiscal year 2009 target opportunity for each NEO did not change from the fiscal year 2008 target opportunity. Represented as a percentage of base salary, fiscal year 2009 annual target opportunities were as follows:

Thomas M. Belk, Jr.	75%
John R. Belk and H.W. McKay Belk	60%
Ralph A. Pitts and Brian T. Marley	40%

Applicable Performance Goal Determination.  The performance measures and goals are set to align with the Board-approved annual internal budget. For fiscal year 2009, the Committee continued to believe that EBIT and sales were the appropriate performance measures. Target performance is set to correspond with EBIT and sales levels as determined in the annual budget.

Performance Goals.  The target performance goals for fiscal year 2009, which were approved by the Committee on March 28, 2008, were set at $207 million for EBIT and $3.8 billion for sales. These were consistent with the annual budget amounts as approved by the Board early in fiscal year 2009.

Payout Determination.  Awards are initially earned on achievement of quantitative goals. The Committee is informed of the awards determined based on the achievement of the quantifiable goals. After our financial statements are finalized, the Committee adopts a confirming resolution with respect to the goal achievement levels. The Committee may exercise negative discretion to adjust downward (but not upward) the awards to be paid to NEOs.

Outcome for Fiscal Year 2009.  As the economy rapidly deteriorated in the second half of fiscal year 2009, it was clear that we were unlikely to achieve the necessary performance under the Annual Incentive Plan EBIT and sales targets for fiscal year 2009. In light of the significance of fourth quarter performance to our overall results, the Committee revised the performance goals under the Annual Incentive Plan to incent performance during the remainder of fiscal year 2009.

Revised Incentive Plan

As described above, the Committee recognized during the year that the performance goals under the Annual Incentive Plan would not be achieved as a result of the deepening economic recession. In order to provide additional incentives for the best possible performance during our most important season and to encourage retention of bonus-eligible associates, the Committee revised the performance goals under the Annual Incentive Plan to reflect the year-to-date performance plus the fourth quarter goals. In determining these goals, the Committee considered the applicable EBIT and sales levels that we would need to achieve in the fourth quarter to maintain compliance under our loan covenants. Although the Annual Incentive Plan was structured to comply with Section 162(m) of the Code, the Revised Incentive Plan will not meet the requirements for deductibility under Section 162(m) of the Code. The changes between the Annual Incentive Plan and the Revised Incentive Plan are described below.

Each participant has a target award opportunity expressed as a percentage of base salary. In addition, all participants, including the CEO, have an assigned weighting for each performance measure of 50% EBIT and 50%

sales. The Revised Incentive Plan provides that incentive awards will be paid only if EBIT is at least $100 million for fiscal year 2009. Above this threshold, an achievement scale associated with each of the two measures is used to determine the award attributable to the achievement of that measure.

The incentive award at target under the Revised Annual Incentive Plan for NEOs is determined according to the following formula:

Revised Annual Incentive Award	=	(Base Salary x Annual Incentive Target %)	X	(EBIT Achievement % x 25%) + (Sales Achievement % x 25%)

Individual Target Award Opportunity Determination.  Represented as a percentage of base salary, fiscal year 2009 target opportunities under the Revised Incentive Plan were as follows:

Thomas M. Belk, Jr.	37.5%
John R. Belk and H.W. McKay Belk	30.0%
Ralph A. Pitts and Brian T. Marley	20.0%

Performance Goals.  The target performance goals for fiscal year 2009 (based upon the year-to-date performance plus the fourth quarter goals) were set at $120.3 million for EBIT and $3.554 billion for sales.

Outcome for Fiscal Year 2009.  We achieved $118 million in EBIT and $3.501 billion in sales for fiscal year 2009. Based on performance at this level, the NEOs earned an amount at 35% of target under the Revised Incentive Plan for fiscal year 2009.

Fiscal Year 2010 Annual Incentive Plan.  The Committee has decided to reduce the potential annual cash incentive awards under the Annual Incentive Plan by 50% for fiscal year 2010.

Equity Incentive Awards

We make our equity incentive awards under the programs described below.

Executive Long-Term Incentive (LTI) Plan

In March 2008, the Committee reevaluated the structure of its three-year LTI Plan and determined that a revised LTI Plan that operates on a one-year performance cycle, with payouts over two years, better fits our performance pay objectives. The Committee faced challenges in setting appropriate performance projections over a three-year period and in projecting (in light of the potential for corporate acquisitions and dispositions) how we will be constituted over a three-year period. After approval of our stockholders at last year’s Annual Meeting, the revised LTI Plan was effective for fiscal year 2009, and the previously granted LTI Plans for fiscal years 2007 through 2009 and for 2008 through 2010 were terminated. The revised LTI Plan is structured similarly to the previous LTI Plans, except that the performance is measured over one year.

•	Purpose. Our equity incentives have been designed to tie a significant part of our key executives’ total targeted compensation opportunity to our long-term goals as reflected in the value of our stock. Equity incentives intend to reward plan participants based on our long-term financial performance and enhancement of stockholder value. The LTI Plan was also designed to promote an “ownership mentality” and encourage the long-term retention of executives.

•	Plan Structure and Award Determination. Awards under the LTI Plan are made pursuant to the Belk, Inc. 2000 Incentive Stock Plan. Awards to our NEOs are intended to be deductible under Section 162(m) of the Code.

The LTI Plan rewards financial performance achievement over a one-year period. Measures used in the LTI Plan include: (1) ROIC, (2) EBIT% and (3) sales (expressed in absolute dollars). No award is earned unless 65% of the targeted EBIT performance is achieved, at which point a minimum award of 20% of target shares is earned. For a larger award based on EBIT% to be earned, 90% of the targeted EBIT performance must be achieved. No award is earned based on sales unless 95% of the targeted sales performance is achieved. The amount of the award is increased if ROIC performance of 95% of target is achieved, up to a maximum increase of 15% if ROIC performance of 105% of target is achieved. A new performance cycle commences each fiscal year.

All NEOs participate in the LTI Plan. Each LTI Plan participant has a target award opportunity expressed as a percentage of base salary. The amount calculated is converted to target shares based on the most current share valuation. Base salary is the annualized base salary rate as of April 15 of the performance period.

Each participant has an assigned weighting for the EBIT and sales performance measures. For the NEOs, the weighting is 50% for the EBIT goal and 50% for the sales goal. If the ROIC performance threshold is achieved, the amount of the award attributable to the achievement of each of the two measures is increased based on a separate achievement scale, up to a maximum of 15%. The incentive award earned by NEOs, prior to any increase attributable to ROIC performance, is determined according to the following formula:

LTI Award (Number of Shares)	=	Target Shares (as calculated at the commencement of the performance cycle)	X	(50% x % earned per LTI scale EBIT Achievement %) + (50% x % earned per LTI scale Sales Achievement %)

The award is paid in shares of our Class B Common Stock. One-half of the shares are granted after the Committee determines that the performance measures have been achieved for the performance award period. The remaining one-half of the shares are granted within 90 days of the last day of the fiscal year immediately following the performance period, so long as the participant remains our employee through that date. For the LTI Plan for fiscal year 2009 only, there was the potential for an additional award of 50% of the shares earned at the end of the performance period. There are special rules for participants who die, become disabled, retire or are otherwise vested by the Committee during the performance period and the fiscal year following the performance period.

•	Plan Fit with Other Elements of Our Compensation Program. The equity incentive opportunity is the third of the three elements of our total targeted compensation opportunity (base salary + annual cash incentive + equity incentives). Payouts from this LTI Plan are “at risk” and contribute to our desired target pay opportunity which places more weight on “at risk” pay. In fiscal year 2009, the equity incentive opportunity represented approximately 42% of our CEO’s total targeted compensation and 30% to 39% of the total targeted compensation of our other NEOs.

•	Factors Considered in Performance Target Settings. Generally, the Committee will set the target level for EBIT, sales and ROIC at the beginning of the fiscal year in accordance with our annual financial plan. Minimum and maximum objectives are set below or above the target level.

•	Factors Considered in the Award Opportunity and Payout Determination Process.

Individual Target Award Opportunity Determination.  Similar to the process described above for base salary and the Annual Incentive Plan opportunity determination, the Committee considers internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. After considering these factors, the Committee approves a target and maximum award level each year in dollars as a percentage of base salary. Base salary is the annualized base salary rate as of April 15 of the performance period. The approved dollar values are translated into an equivalent number of shares on the date of grant.

For the LTI Plan for fiscal year 2009, the Committee approved the target award, expressed as a percentage of base salary, and the target opportunity, expressed as shares, as shown below:

NEO	Target as % to Base Salary	Target Shares (#)

Thomas M. Belk, Jr.	125%	53,080
Brian T. Marley	60%	16,242
H.W. McKay Belk	100%	37,282
John R. Belk	100%	37,282
Ralph A. Pitts	60%	18,045

The above amounts include the additional awards for fiscal year 2009.

Payout Determination.  Awards are earned solely on achievement of quantitative goals. The Committee is informed of the awards determined based on the achievement of the quantifiable goals. Similar to the process used with the Annual Incentive Plan, after our financial statements are finalized, the Committee adopts a confirming resolution with respect to the goal achievement levels. The Committee may exercise negative discretion to adjust downward (but not upward) the awards to be paid to NEOs and others.

No shares were earned under the LTI Plan for fiscal year 2009. Additionally, the LTI Plans for fiscal years 2007 through 2009 and for 2008 through 2010 have been cancelled, and no further shares will be earned or awarded under those plans.

Fiscal Year 2010 LTI Plan.  The Committee has announced that it intends to suspend the LTI Plan for fiscal year 2010.

CFO Incentive Plan

•	Purpose. To recognize and retain our CFO, Brian T. Marley.

•	Plan Structure. Our stockholders approved the CFO Incentive Plan at the 2006 Annual Meeting. Mr. Marley’s award is denominated in shares of restricted Class B Common Stock, and is delivered in five separate one-year awards. The awards are earned upon achievement of EBIT to our overall financial plan targets in each of the five years. All shares are forfeited if Mr. Marley terminates his employment prior to the end of the five-year period. Mr. Marley may make an election each year to take 30% of the annual grant in cash. Amounts taken in cash are not subject to forfeiture. Dividends are paid on the restricted stock, and any dividends paid are not subject to forfeiture.

•	Performance Goals. The CFO Incentive Plan has EBIT as the single performance metric. The annual goal is set at the beginning of the fiscal year at 90% of EBIT based on the overall annual financial plan. For the fiscal year ended January 31, 2009, the EBIT goal was $186.3 million. The plan also provides a “catch up” mechanism. Under the plan, if the annual performance goal is not met for a fiscal year but the cumulative EBIT for the five fiscal year period from 2007 through 2011 meets or exceeds the sum of the five annual EBIT performance goals, then Mr. Marley can earn the award for any fiscal year for which the annual EBIT goal was not met.

•	NEO Payouts. For the fiscal year ended January 31, 2009, the EBIT target was not achieved, and no award was paid to the CFO for the year.

Benefits and Perquisites

The benefit programs and perquisites we provide to our executives are described below.

Deferred Compensation Plan

•	Purpose. In 2002, we established a voluntary non-qualified deferred compensation plan. The plan enables key employees, including our NEOs, to defer a portion of their salary and annual incentive awards in order to defer taxes. We maintain this plan to ensure an overall competitive compensation and benefits offering and to attract and retain top talent.

•	Plan Structure. Under the non-qualified deferred compensation arrangement, our NEOs may defer payment of up to 25% of their combined base salary and annual incentive compensation. When first eligible, participants elect the payment date (at retirement/severance or specified future date) and the form of payment (lump sum or installment). Monies are deferred into an account to which interest is credited. Prior to January 1, 2009, the interest that is credited is based on Moody’s Average Composite Corporate Bond Yield Index as of November of each year plus 1.75%; effective January 1, 2009, the interest that is credited is based on a discretionary rate set by Belk and communicated to participants. For calendar year 2009, Belk set the discretionary rate at 7.72%. Account balances are credited at the beginning of each year with the interest earned in the prior year. Our obligations to the participants are unfunded; individuals who make deferrals are general, unsecured creditors of Belk. See the non-qualified deferred compensation table for account activity in fiscal year 2009.

•	NEO Deferrals. In fiscal year 2009, the amounts deferred and the interest credited to the accounts of each of the NEOs were as follows:

NEO	Deferral Amount ($)	Interest Credited ($)

Thomas M. Belk, Jr.	2,885	32,163
Brian T. Marley	—	63,081
H.W. McKay Belk	8,846	2,889
John R. Belk	77,885	104,430
Ralph A. Pitts	—	6,729

The plan pays above-market interest, which represents the difference between market interest rates determined pursuant to SEC rules and the interest credited by the plan. The above market interest is included in the summary compensation table.

We have a similar non-qualified deferred compensation arrangement for our Directors. See “Director Compensation” for a description of the plan.

2004 Supplemental Executive Retirement Plan (SERP)

•	Purpose. The SERP allows us to provide meaningful retirement benefits for key senior management. All NEOs are participants. The Committee believes that the SERP is an important component of an overall competitive compensation and benefits offering.

•	Plan Structure. The SERP is a non-qualified defined contribution plan. Plan participants are general, unsecured creditors of Belk. We credit a specific amount each year to a participant’s bookkeeping account, and a benefit is paid based on those credits and any earnings.

At the SERP’s inception, an initial credit was made reflecting the net present value of the benefit accrued under a prior supplemental executive retirement plan arrangement (a defined benefit plan). On April 1 of each year, we make an annual contribution credit equal to a percentage of the participant’s total cash compensation (base salary + annual cash incentive) paid in the preceding calendar year. For Mr. Thomas M. Belk, Jr., Mr. H.W. McKay Belk and Mr. John R. Belk (“Messrs. Belk”), the rate was 7%. For all other participants, the rate was 11%. Account balances are credited with interest at a rate established by the Committee as of each April 1. Such rate is calculated utilizing the trailing 10 year average of 10 year Treasury bills plus or minus 150 basis points.

The initial contribution credit vested on a pro rata basis over three years and was 100% vested March 31, 2006. Annual contribution credits cliff vest on the third anniversary of the date the contribution credit was credited to the plan. However, if the participant’s age and years of service equal 65, annual contribution credits vest immediately upon a participant’s “separation from service” (as defined in the SERP). Accounts also become fully vested upon death or disability.

Dependent upon specified circumstances, the form of payment is lump sum or installments.

We made a contribution credit on April 1, 2009 based on fiscal year 2009 service; however, the Company has announced that it does not intend to make a contribution credit on April 1, 2010 for fiscal year 2010 service.

•	NEO Accounts. For fiscal year 2009, the account additions, interest credited to the accounts and the age and years of Belk service for the NEOs were as follows:

		Years of
NEO	Age	Service	Company Contribution Credit ($)	Interest Credited ($)

Thomas M. Belk, Jr.	54	27	111,821	156,678
Brian T. Marley	52	8	87,565	27,054
H.W. McKay Belk	52	29	88,851	130,771
John R. Belk	50	25	88,850	98,023
Ralph A. Pitts	55	13	101,909	54,224

See the non-qualified deferred compensation table for account activity in fiscal year 2009.

Belk Pension Plan and Pension Restoration Plan

•	Purpose. These plans provide additional retirement benefits for our officers (including the NEOs) who meet certain age and vesting requirements.

•	Plan Structure. Service credit and plan accruals under the Belk Pension Plan, a defined benefit plan, were frozen for most participants, including the NEOs, effective December 31, 2005 and were frozen for the remaining participants effective January 1, 2009. Participants in the pension plan, including the NEOs, continue to earn an interest credit on the account balance. Eligible officers, including the NEOs, were invited to participate in a “shadow” pension plan, the Pension Restoration Plan. This plan is a non-qualified defined contribution plan designed to provide an equivalent retirement benefit to that which the NEO would have received if the pension plan had not been frozen. Effective January 1, 2009, the Pension Restoration Plan was amended to provide a discretionary contribution credit which is not tied to the benefit a participant would have accrued under the Belk Pension Plan. Associates who are not participants in the restoration plan were entitled to receive a higher match rate on pre-tax deferrals under the Belk 401(k) Savings Plan; however, effective January 31, 2009, the matching contribution was changed to a discretionary matching contribution. For fiscal year 2010, the Committee decided to suspend matching contributions for the Belk 401(k) Savings Plan. We gross up for taxes on the pension restoration contribution amount for our NEOs at the time the credit is made. The tax gross ups are included in the summary compensation table.

Senior Executive Life Insurance

•	Purpose. This benefit provides additional levels of income protection in the event of the death of a key executive, including the NEOs. All NEOs and other SERP participants are covered by SERP life insurance. Additionally, the Messrs. Belk are covered by a split dollar life insurance replacement plan. This plan replaces a split dollar benefit that was discontinued in fiscal year 2004. We maintain the life insurance program as part of our comprehensive package for financial security and to insure an overall competitive compensation and benefits offering.

•	Plan Benefit. We pay the annual premium on the SERP individual life insurance policy. The policies are designed with a payment schedule that contemplates all premium requirements being fulfilled by the time the NEO reaches age 65. The NEO (or his nominee) is the owner of the policy. During an NEO’s active employment with us, the SERP life insurance policy has a face value of $750,000 for the Messrs. Belk and $500,000 for Messrs. Marley and Pitts. The benefit period is unlimited.

Coverage under the split dollar replacement plan is $7 million for Messrs. Belk under a second-to-die policy.

•	NEO Premiums. Our payment of the SERP life insurance premium is taxable to the NEOs. If the NEO leaves Belk before age 65, he may maintain the policy by assuming responsibility for premium payments. The split dollar replacement premiums are paid by Messrs. Belk. We provide tax gross ups to them related to the split dollar replacement policies. Amounts associated with these life insurance arrangements are included in the summary compensation table.

Long-Term Care Insurance

•	Purpose. This benefit provides protection against financial losses in the event of an extended illness after retirement. All participants in the SERP, including NEOs, participate. We maintain this program as part of our comprehensive package for financial security and to insure an overall competitive compensation and benefits offering.

•	Plan Benefit. This benefit is underwritten by Mass Mutual Financial Group. During an NEO’s active employment with us, we pay the premium. If the NEO leaves our employment, he may maintain the policy by assuming responsibility for premium payments. The plan provides for a daily long-term care benefit expressed in dollars per day that commences after a 90-day elimination period.

•	NEO Premiums. In fiscal year 2009 the premiums paid on behalf of the NEOs were as follows:

NEO	Long-Term Care Premium Paid ($)

Thomas M. Belk, Jr.	1,432
Brian T. Marley	1,351
H.W. McKay Belk	1,351
John R. Belk	1,266
Ralph A. Pitts	1,511

Perquisites

Our NEOs receive perquisites provided by or paid by us. These perquisites include payments under our automobile allowance program for Messrs. Marley and Pitts and the company-owned car plan for Messrs. Belk. Additionally, as described above, we make payments related to split-dollar life insurance replacement, SERP life insurance and long-term care insurance. Messrs. Belk receive tax and financial planning services, for which they reimburse us the annual aggregate incremental costs. In addition, our NEOs are permitted to use the Company plane for personal use, provided they reimburse us at the greater of the Standard Industry Fare Level amount (as determined in accordance with Internal Revenue Service rules and regulations) or our actual aggregate incremental cost for each flight. There was no unreimbursed personal use of the Company plane during fiscal year 2009.

These perquisites are provided by many companies in our peer group and in our industry. The Committee considers them reasonable and necessary for us to remain competitive in our retention and recruitment of executive officers. The Committee reviews the perquisites provided to the NEOs on a regular basis to ensure that they continue to be appropriate in light of the total compensation package.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2009

The following table sets forth information concerning compensation for the NEOs for fiscal years 2007, 2008 and 2009.

						Change in
						Pension
						Value and
					Non-Equity	Non-Qualified
					Incentive	Deferred	All
				Stock	Plan	Compensation	Other
	Fiscal	Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Thomas M. Belk, Jr.	2009	867,422	—	—	228,286	70,994	240,831	1,407,533
Chairman of the Board,	2008	842,509	—	(192,537)	—	28,889	227,538	906,399
Chief Executive Officer; Director	2007	816,784	—	908,162	760,133	45,146	231,032	2,761,257
Brian T. Marley	2009	552,794	—	—	77,609	22,890	132,745	786,038
Executive Vice President and	2008	536,450	—	(46,642)	—	15,132	124,124	629,064
Chief Financial Officer	2007	527,692	—	645,361	261,872	17,925	132,114	1,584,964
H.W. McKay Belk	2009	761,551	—	—	160,338	54,650	193,142	1,169,681
President and Chief	2008	739,678	—	(117,712)	—	19,572	179,964	821,502
Merchandising Officer; Director	2007	716,944	—	611,987	534,169	34,880	188,013	2,085,993
John R. Belk	2009	761,551	—	—	160,338	64,199	179,673	1,165,761
President, Chief Operating	2008	739,678	—	(117,712)	—	33,178	169,062	824,206
Officer; Director	2007	716,944	—	611,987	534,169	45,553	182,620	2,091,273
Ralph A. Pitts	2009	614,208	—	—	86,231	34,004	152,193	886,636
Executive Vice President,	2008	594,996	—	(71,779)	—	8,396	142,117	673,730
General Counsel and Secretary	2007	575,203	50,000	404,620	285,450	18,419	145,863	1,479,555

(1)	Fiscal year 2009 is the period from February 3, 2008 through January 31, 2009. Fiscal year 2008 is the period from February 4, 2007 to February 2, 2008. Fiscal year 2007 is the period from January 29, 2006 to February 3, 2007.

(2)	Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Ralph A. Pitts deferred a portion of their salary into our Deferred Compensation Plan, as described in the non-qualified deferred compensation table. Each of the NEOs also contributed a portion of his salary to our 401(k) plan.

(3)	Represents a discretionary bonus awarded to Ralph A. Pitts in fiscal year 2007 in recognition of special performance.

(4)	The amounts reported in the stock awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year, in accordance with FAS 123(R). The amount includes expense recognized for awards granted in and prior to the applicable fiscal year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No amounts were expensed in fiscal year 2009. Assumptions used in the calculation of these amounts for fiscal years 2008 and 2007 are included in the notes to the consolidated financial statements included in our Annual Report Form 10-K for the fiscal year ended February 2, 2008. These amounts reflect the accounting expense for these awards, and do not necessarily reflect the actual value that will be recognized by the NEOs. In fiscal year 2008, in accordance with FAS 123(R) expensing of equity-based stock awards, we reversed the expense related to stock awards granted in prior fiscal years that had not yet vested as performance goals had not been met. The negative amounts shown in the column for fiscal year 2008 reflect the reversal of the amounts expensed for stock awards in fiscal year 2007.

(5)	This column reflects the amounts paid under the Annual Incentive Plan for fiscal year 2007 and the amounts paid under the Revised Incentive Plan for fiscal year 2009. No amounts were paid for fiscal year 2008. See the Compensation Discussion and Analysis for a discussion of the Annual Incentive Plan and the Revised Incentive Plan.

(6)	This column represents the above-market interest on the non-qualified deferred compensation account and SERP for fiscal years 2007, 2008 and 2009 for each NEO. The following table shows the increase in pension value and above market interest for each plan:

		Above-	Above-
	Change in	Market	Market
	Value in Belk	Earnings	Earnings
	Pension Plan	on DCP	on SERP	Total
Name	($)	($)	($)	($)

Thomas M. Belk, Jr.	43,206	6,650	21,138	70,994
Brian T. Marley	8,102	11,133	3,655	22,890
H.W. McKay Belk	36,425	582	17,643	54,650
John R. Belk	30,107	20,866	13,226	64,199
Ralph A. Pitts	25,461	1,222	7,321	34,004

Our defined benefit pension plan was frozen for all NEOs effective December 31, 2005. See the pension benefits table for additional information about the plan, including the present value assumptions used in this calculation. For the deferred compensation plan, above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 8% to 15% interest credited on salary deferred under various salary deferral plans in effect between 1987 and 2009. For the SERP, above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 6.5% interest credited under the plan. See the non-qualified deferred compensation table for additional information about the plans.

(7)	Amounts in this column for fiscal year 2009 are comprised of the following:

				Company
				Contribution
			Tax	to Defined
	Insurance	Auto	Gross	Contribution
	Bonus	Amounts	Ups	Plans	Total
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)

Thomas M. Belk, Jr.	59,773	8,724	31,128	141,206	240,831
Brian T. Marley	9,945	9,000	292	113,508	132,745
H.W. McKay Belk	43,188	11,236	21,120	117,598	193,142
John R. Belk	37,838	8,911	18,677	114,247	179,673
Ralph A. Pitts	13,451	9,000	224	129,518	152,193

(a)	Insurance bonus consists of three components — split dollar replacement insurance, SERP life insurance and SERP long-term care insurance. Only Messrs. Belk are eligible for split dollar replacement insurance bonus.

(b)	Represents the aggregated incremental cost of the personal use of a company-provided automobile or the amount of an annual automobile allowance, as applicable.

(c)	Tax gross up amounts relate to split dollar replacement insurance bonus and our contribution to the Pension Restoration Plan.

(d)	Company contributions to defined contribution plans include contributions to our 401(k) savings plan in the following amounts: Thomas M. Belk, Jr. — $6,894; Brian T. Marley — $6,937; H.W. McKay Belk — $7,005; John R. Belk — $4,587; and Ralph A. Pitts — $6,960. We also make contributions on behalf of the NEOs to our non-qualified deferred compensation plans, as described in the non-qualified deferred compensation table.

Messrs. Belk receive tax and financial planning services. They reimburse us for the annual aggregate incremental costs for this benefit. In addition, our NEOs are permitted to use the company plane for personal use. The NEOs reimburse us at the greater of the Standard Industry Fare Level amount (as determined in accordance with Internal Revenue Service rules and regulations) or our actual aggregate incremental cost for each flight.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table provides information about equity and non-equity awards granted to the NEOs in fiscal year 2009.

			Estimated Possible Payouts			Estimated Possible Payouts			Grant Date
			Under Non-Equity Incentive			Under Equity Incentive			Fair Value
			Plan Awards(1)			Plan Awards(2)			of Stock
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Plan	Date	($)	($)	($)	(#)	(#)	(#)	($)(3)

Thomas M. Belk, Jr.	Annual Incentive Plan		326,122	652,245	1,065,333	—	—	—	—
	Revised Incentive Plan		163,061	326,122	326,122	—	—	—	—
	LTI FY09	4/7/2008	—	—	—	10,616	53,080	91,563	1,358,848
Brian T. Marley	Annual Incentive Plan		110,869	221,738	388,042	—	—	—	—
	Revised Incentive Plan		55,435	110,869	110,869	—	—	—	—
	LTI FY09	4/7/2008	—	—	—	3,249	16,242	28,017	415,795
H.W. McKay Belk	Annual Incentive Plan		229,055	458,109	763,516	—	—	—	—
	Revised Incentive Plan		114,527	229,055	229,055	—	—	—	—
	LTI FY09	4/7/2008	—	—	—	7,457	37,282	64,311	954,419
John R. Belk	Annual Incentive Plan		229,055	458,109	763,516	—	—	—	—
	Revised Incentive Plan		114,527	229,055	229,055	—	—	—	—
	LTI FY09	4/7/2008	—	—	—	7,457	37,282	64,311	954,419
Ralph A. Pitts	Annual Incentive Plan		123,187	246,373	431,153	—	—	—	—
	Revised Incentive Plan		61,593	123,187	123,187	—	—	—	—
	LTI FY09	4/7/2008	—	—	—	3,609	18,045	31,128	461,952

(1)	These columns show the possible payout for each NEO under the Annual Incentive Plan for fiscal year 2009 and the Revised Incentive Plan for the fourth quarter of the fiscal year 2009 if the threshold, target or maximum goals are satisfied. The payouts are performance-driven and therefore completely “at risk.” No amounts were earned under the Annual Incentive Plan for fiscal year 2009. The amounts earned under the Revised Incentive Plan are shown in the non-equity incentive plan compensation column of the Summary Compensation Table. The business measurements, performance goals, and salary percentages for determining the payout under the plans are described in the Compensation Discussion and Analysis.

(2)	These columns show the potential number of shares that could be issued under LTI FY09. A description of LTI FY09 and the performance goals for determining the payouts under the plan are in the Compensation Discussion and Analysis. No shares were earned under LTI FY09.

(3)	This column reflects the grant date fair value of the awards under LTI FY09 under FAS 123(R). The grant date fair value was $25.60 per share, as determined by an independent appraisal. No shares were earned under LTI FY09.

Outstanding Equity Awards at January 31, 2009

The following table sets forth information with respect to all outstanding stock awards for the NEOs at January 31, 2009. Although our 2000 Stock Incentive Plan authorizes the issuance of options, no options have been granted to the NEOs. As described in the Compensation Discussion and Analysis, in May 2008, LTI FY07-09 and LTI FY08-10 were terminated, and LTI FY09 was adopted. The table below includes the grants made under LTI FY09 as of January 31, 2009. However, the Compensation Committee met in March 2009 and determined that the performance goals were not met; therefore, no shares will vest under LTI FY09.

							Equity
							Incentive
						Equity	Plan Awards:
					Market	Incentive	Market or
					Value of	Plan Awards:	Payout
				Number	Shares	Number of	Value of
				of Shares	of Stock	Unearned	Unearned
				of Stock	That	Shares	Shares
				That	Have	That	That
				Have Not	Not	Have Not	Have Not
			Vesting	Vested	Vested	Vested	Vested
Name	Plan	Grant Date	Schedule	(#)	($)	(#)(1)	($)(1)

Thomas M. Belk, Jr.	LTI FY09	4/7/2008	1 year	—	—	53,080	631,652
Brian T. Marley	LTI FY09	4/7/2008	1 year	—	—	16,242	193,280
	CFO Incentive Plan	5/21/2006	5 years	8,236	98,008	47,060	560,014
H.W. McKay Belk	LTI FY09	4/7/2008	1 year	—	—	37,282	443,656
John R. Belk	LTI FY09	4/7/2008	1 year	—	—	37,282	443,656
Ralph A. Pitts	LTI FY09	4/7/2008	1 year	—	—	18,045	214,736

(1)	In accordance with SEC rules, awards are shown at target level. The amounts actually earned by the named executive officers may (1) be less than or greater than what is shown in these columns. No amounts were earned or vested under LTI FY09.

The stock awards in the table above were granted in connection with the following plans. For additional information about the plans see the discussion of the elements of executive compensation in the Compensation Discussion and Analysis.

•	The Executive Long Term Incentive Plan (LTI) rewards financial performance and achievement over a one-year period compared to a one-year budget plan. The number of shares reflected in the table above represent the target shares under the LTI. Based on company performance for fiscal year 2009, no amounts were earned or vested for LTI FY09.

•	Under the CFO Incentive Plan, 20% of the award is issued in restricted stock annually, if financial performance criteria are met for the fiscal year. Mr. Marley will forfeit any restricted shares of stock if he fails to remain continuously employed by us through the end of the performance period ending January 2011. Mr. Marley has the option to receive 30% of the annual award in cash. This cash award is not subject to forfeiture. For the fiscal year ended January 31, 2009, the financial performance criteria were not achieved and no award was paid for fiscal year 2009.

No monetary consideration is paid by executives who receive stock awards. The executive has the option to reduce the grant to cover income tax withholding.

Stock Vested in Fiscal Year 2009

No stock vested in fiscal year 2009, and therefore there were no amounts realized during fiscal year 2009 by the NEOs. In addition, none of the NEOs hold options for our common stock. For additional information, see the discussion of the elements of executive compensation in the Compensation Discussion and Analysis.

Pension Benefits for Fiscal Year 2009

The following table sets forth information concerning accrued pension benefits for the NEOs as of January 31, 2009. There were no payments under the pension plan to the NEOs during fiscal year 2009.

			Present
			Value of
		Number of Years	Accumulated
		Credited Service	Benefit
Name	Plan	(#)	($)

Thomas M. Belk, Jr.	Belk Pension Plan	24	411,534
Brian T. Marley	Belk Pension Plan	4	80,410
H.W. McKay Belk	Belk Pension Plan	24	361,480
John R. Belk	Belk Pension Plan	21	311,905
Ralph A. Pitts	Belk Pension Plan	10	237,747

Service and plan benefits under the Belk Pension Plan were frozen for all participants, including the NEOs, effective December 31, 2005. The present value of accumulated benefits is based on the December 31, 2005 account balance, projected to the normal retirement age under the plan of 65, using the plan’s crediting rate of 6.5% and converted to the normal form of payment, which is assumed to be 33% probability of electing 15 year certain annuity and 67% probability of electing life annuity. Benefits are discounted from age 65 using a 6.375% discount rate, which is the January 31, 2009 measurement date assumption used for financial reporting.

An NEO is entitled to early retirement benefits under the Belk Pension Plan upon the attainment of age 55 and the completion of five years of service at Belk, in which he earned at least 1,000 hours of service per year. Currently, Mr. Pitts is the only NEO eligible for early retirement. If Mr. Pitts had elected to retire as of January 31, 2009, the present value of his accumulated benefit under the Belk Pension Plan would be approximately $210,703, assuming election of the 15 year certain annuity and discounted using a 6.375% discount rate. The present value of the accumulated benefit for early retirement is not materially different from the present value of the accumulated benefit for normal retirement, as disclosed in the table above, due to the fact that the plan was frozen effective December 31, 2005.

Upon the death of an NEO, his spouse is entitled to benefits under the Belk Pension Plan if the NEO had completed five years of service, in which he worked at least 1,000 hours per year.

In fiscal year 2009, change in value for the Belk Pension Plan as follows: Thomas M. Belk, Jr. — $43,206; Brian T. Marley — $8,102; H.W. McKay Belk — $36,425; John R. Belk — $30,107; and Ralph A. Pitts — $25,461.

Non-Qualified Deferred Compensation in Fiscal Year 2009

The following table sets forth information regarding deferred compensation that is not tax-qualified for the NEOs at January 31, 2009. The material terms of the plans are described below the table.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings	Withdrawals/	Balance
		Last FY	Last FY	in Last FY	Distributions	at Last FY
Name	Plan	($)(1)	($)(1)	($)(1)	($)	($)(2)

Thomas M. Belk, Jr.	SERP	—	111,821	156,678	—	2,502,088
	DCP	2,885	—	32,163	—	454,452
	401(k) Restoration Plan	—	10,344	(16,534)	—	44,040
	Pension Restoration Plan	—	12,147	1,696	—	39,069

	Total	2,885	134,312	174,003	—	3,039,649

Brian T. Marley	SERP	—	87,565	27,054	—	443,543
	DCP	—	—	63,081	—	881,769
	401(k) Restoration Plan	—	10,406	(13,431)	—	45,471
	Pension Restoration Plan	—	8,600	1,201	—	27,661

	Total	—	106,571	77,905	—	1,398,444

H.W. McKay Belk	SERP	—	88,851	130,771	—	2,087,711
	DCP	8,846	—	2,889	—	39,780
	401(k) Restoration Plan	—	10,455	(13,753)	—	46,497
	Pension Restoration Plan	—	11,288	1,576	—	36,305

	Total	8,846	110,594	121,483	—	2,210,293

John R. Belk	SERP	—	88,850	98,023	—	1,568,566
	DCP	77,885	—	104,430	13,745	1,458,238
	401(k) Restoration Plan	—	10,334	(16,498)	—	43,363
	Pension Restoration Plan	—	10,476	1,463	—	33,695

	Total	77,885	109,660	187,418	13,745	3,103,862

Ralph A. Pitts	SERP	—	101,909	54,224	—	876,585
	DCP	—	—	6,729	—	94,519
	401(k) Restoration Plan	18,416	10,410	(52,423)	—	131,334
	Pension Restoration Plan	—	10,239	1,430	—	32,932

	Total	18,416	122,558	9,960	—	1,135,370

(1)	Certain amounts in these columns are also reported in the summary compensation table, as follows:

		Reported in Change
	Reported in Salary	in Pension Value
	or Non-Equity	and Non-Qualified
	Incentive	Deferred	Reported in
	Compensation	Compensation	All Other
	Columns	Earnings Column	Compensation Column	Total
Name	($)	($)	($)	($)

Thomas M. Belk, Jr.	2,885	27,789	134,312	164,986
Brian T. Marley	—	14,788	106,571	121,359
H.W. McKay Belk	8,846	18,225	110,594	137,665
John R. Belk	77,885	34,092	109,660	221,637
Ralph A. Pitts	18,416	8,543	122,558	149,517

(2)	Amounts include executive contributions previously reported as salary or bonus in the summary compensation table in prior year proxy statements, as follows: Thomas M. Belk, Jr. — $345,000; Brian T. Marley — $540,847; H.W. McKay Belk — $21,154; John R. Belk — $1,021,122; and Ralph A. Pitts — $148,172. Amounts also include above-market earnings that were reported as all other compensation in the summary compensation table in prior year proxy statements.

2004 Supplemental Executive Retirement Plan (SERP)

We maintain a supplemental executive retirement plan that covers a select group of management and highly compensated employees. The SERP is a non-qualified defined contribution plan that provides an annual contribution credit between 9% and 11% of eligible cash compensation. The account balance earns interest at 6.5% for the plan year.

Normal retirement under the SERP is defined as age and years of service equal to 65. Messrs. Belk and Mr. Pitts all have age and years of service greater than 65 and are therefore fully vested in the plan. If an executive terminates, becomes disabled, or retires before age and years of service equals 65, at the time of termination, the account balance is paid out in a lump sum. If age and years of service equals 65, the executive’s account balance is paid out based on the payment term selected by the executive. In the event of death, prior to termination or during payment status, the account balance will then be paid to the executive’s designated beneficiary in a lump sum payment.

Deferred Compensation Plan (DCP)

We maintain a Deferred Compensation Plan for certain members of senior management. Participants may elect to defer a portion of their cash compensation, subject to certain limitations prescribed by the DCP. Eligible employees may enroll in the DCP annually. We pay interest on the amounts deferred by the participant. The historical interest rates vary from between 8% and 15% per year.

The NEOs are entitled to receive the amount in their deferred compensation account in the event of termination of employment. If termination occurs before the executive reaches age 55, the account balance will be paid out in a lump sum. In the event of early or normal retirement, the executive is paid out over 15 years if the deferral was made under our previous DCP and lump sum, five, ten, or 15 year annual installments, based on the executive election on file, under our current DCP. In the event of death prior to termination, the executive’s designated beneficiary is paid out over 15 years under our previous DCP and over 5 years under our current DCP.

401(k) Restoration Plan

We established the Belk 401(k) Restoration Plan for highly compensated employees on January 1, 2004. The plan provides a contribution to the participants’ accounts ranging from 2% to 4.5% of eligible compensation. Participants may defer up to 25% of compensation into the plan. Participants can designate an investment option from several provided by the plan.

Plan benefit payments will be made in a lump sum unless the participant has elected to receive annual installments over a five or ten year period. In the event of death or disability, we will pay the benefits in a lump sum, irrespective of the benefit payment election.

Pension Restoration Plan

On December 31, 2005, we amended the Belk Pension Plan to freeze benefits for all officers and other associates, except for a grandfathered group who met certain age and vesting requirements. All associates affected by the freeze continue to earn interest credits, as defined by the plan, on their pension balance. Beginning in fiscal year 2007, the officers affected by the freeze who met certain age and vesting requirements, including each of the NEOs, were invited to participate in a non-qualified “shadow” plan providing a similar benefit to that which they would have received under the Belk Pension Plan had their benefits not been frozen.

Benefits are 100% vested at all times. Benefits generally are paid in a single lump sum payment upon separation from service. However, subject to certain restrictions required by 409A of the Code relating to tax deferred compensation, participants may elect to change the payment form and be paid in five, ten or 15 annual installments. In the event of disability, benefits are paid in a lump sum. In the event of death, benefits are paid in five annual installments.

Potential Payments Upon Termination or Change in Control

We do not have any written employment, change in control or severance agreements with our NEOs. In the event of termination without cause, we strive to assist the executive in a smooth transition based on individual facts and circumstances. In the past, we have generally provided our executives with severance payments equal to approximately one-half of their base salary. However, this approach may be adjusted based on the particular circumstances surrounding the termination of the executive, and any amounts paid are at the discretion of the Compensation Committee.

Our equity awards are granted pursuant to our 2000 Incentive Stock Plan. The terms of the 2000 Incentive Stock Plan and the award certificates for each grant determine whether any amounts are payable in the event of a termination, retirement or change in control. Under the plan, if we agree to sell all or substantially all of our assets, or agree to a merger, consolidation, reorganization or other corporate transaction in which our Class B Common Stock is converted into another security or into the right to receive securities or property, any conditions on restricted stock grants will lapse on the date the change in control is effective.

In addition, the award certificates under our LTI and CFO Incentive Plan contain specific terms relating to the effect on the award of a termination due to death, disability or retirement.

•	In the event of a voluntary termination, all unvested LTI and CFO Incentive Plan awards are forfeited by the NEO.

•	In the event of termination due to the death, disability or retirement of the NEO, awards under the LTI and CFO Incentive Plan are prorated for the performance period during which the NEO was employed. After the end of the applicable performance period, if the performance goals are achieved and awards are earned, the prorated portion of the award would be paid to the estate of the NEO at that time.

Assuming a termination due to death or disability, retirement or a change in control as of January 31, 2009, the following amounts would be payable to our NEOs under the CFO Incentive Plan in accordance with the terms described above. The amount was calculated based upon a $11.90 per share value of our common stock at January 31, 2009, in accordance with an independent appraisal. Under the LTI Plan, no amounts would have been payable as of January 31, 2009.

CFO Incentive Plan
Name	($)

Brian T. Marley	$98,008

The performance goals for the CFO Incentive Plan for fiscal year 2009, however, were not met, and no amount would have been payable.

In addition to the amounts discussed above, upon a voluntary or involuntary termination or retirement, the NEOs would be entitled to receive amounts that are already described in the compensation tables, including:

•	The value of equity awards that have already vested;

•	Amount payable under our defined benefit pension plan; and

•	Amounts previously deferred into and accrued under our defined contribution plans.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for recommending to the Board the non-employee Director compensation. In fiscal year 2009, we paid our non-employee Directors an annual fee of $40,000, a meeting fee of $1,000 for attendance at each meeting of the Board or a committee of the Board and an additional $500 meeting fee to each Board and Committee chair. In addition, we awarded each non-employee Director 2,000 shares of Class B Common Stock. Annual meeting fees are paid to Directors after the annual stockholder meeting in May of each year. The stock is issued on the date of the Annual Meeting. In addition, we provide our Directors the same merchandise discount that we provide generally to our employees.

For fiscal year 2010, the Board approved a change in the stock award for each non-employee director. The stock award granted will be the number of shares with a value equivalent to $50,000, based on the year end independent stock appraisal, which was the approximate value at the time of issuance of the shares awarded in fiscal year 2009. In addition, beginning May 2009, each Committee chair will be paid an additional annual fee of $10,000.

Under Our Non-Employee Directors Deferred Compensation Plan, our non-employee Directors may defer payment of up to 100% of their annual retainer fee. When first eligible, participants elect the payment date (over a period of up to five years after separation of service from the Company) and the form of payment (lump sum or installment). Monies are deferred into an account to which interest is credited. On January 1 of each plan year the Board, in its sole discretion, determines the interest that is credited on account balances. For the first plan year, and until changed by the Board, the interest rate credited to account balances is based on Moody’s Long-term Corporate Bond Yield average index as of November of the prior plan year plus 1.75%. Interest is credited on a daily basis and account balances are updated monthly. Each participant is 100% vested in his or her account attributable to deferrals and interest. Our obligations to the participants are unfunded; individuals who make deferrals would be general creditors of Belk. The plan pays above-market interest, which represents the difference between market interest rates determined pursuant to SEC rules and the interest credited by the plan. The above market interest for Mr. Thompson, the only Director that participated in the plan for fiscal year 2009, is included in the Director Compensation table below.

Director Compensation for Fiscal Year 2009

The following table shows the amounts paid to each non-employee Director in fiscal year 2009.

			Change in
			Pension
	Fees		Value and
	Paid in	Stock	Non-Qualified
	Cash	Awards	Deferred	Total
Name	($)	($)(1)	Earnings ($)	($)

J. Kirk Glenn, Jr.	56,500	51,200	—	107,700
John A. Kuhne	54,000	51,200	—	105,200
Elizabeth Valk Long	50,000	51,200	—	101,200
Thomas C. Nelson	51,000	51,200	—	102,200
John R. Thompson(2)	47,000	51,200	498	98,698
John L. Townsend, III	49,000	51,200	—	100,200

(1)	Represents the grant date fair value in accordance with FAS 123(R) of the 2,000 shares of Class B Common Stock awarded to each of our Directors on May 28, 2008. The stock is fully vested on the date of grant. The grant date fair value was $25.60 per share, as determined by an independent appraisal.

(2)	Mr. Thompson deferred $40,000 of the fees paid in cash into the deferred compensation plan. Amount represents above market earnings. For a description of the deferred compensation plan, see “Deferred Compensation Plan” in the Compensation Discussion and Analysis.

None of the non-employee Directors held any stock options or restricted stock at January 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of April 10, 2009, concerning shares of the Class B Common Stock authorized for issuance under our existing equity compensation plan, the stockholder approved Belk, Inc. 2000 Incentive Stock Plan.

Number of Securities
Remaining Available for
	Number of Securities to		Future Issuance Under
	be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants and	Outstanding Options,	Securities Reflected in
	Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	N/A	303,903
Equity compensation plans not approved by security holders	—	N/A	—
Total	—	N/A	303,903

(1)	Represents the number of securities available for issuance under the 2000 Stock Incentive Plan, including the number of securities subject to grants of Class B Common Stock. In computing the number of shares remaining for issuance, we have excluded both shares previously issued as well as shares used to satisfy a withholding obligation. The 2000 Stock Incentive Plan authorizes the issuance of stock options and stock appreciation rights
(“SARs”). To date, we have not granted stock options or SARs under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors established a Compensation Committee in August 2004 composed of independent Directors. The members of the Compensation Committee are Mr. Glenn, Mr. Kuhne and Ms. Long. None of these Directors are our employees or former employees (with the exception of Mr. Kuhne, who has not been employed by us within the past five years), and none has any direct or indirect material interest in or relationship with us outside of his or her position as a Director. In addition, none of our executive officers serves as a member of a Board of Directors or compensation committee of any entity that has one or more executive officers who serves on our Board of Directors or Compensation Committee.

CERTAIN TRANSACTIONS

It is our policy that any proposed transaction involving Belk and a related person (including our Directors, executive officers, 10% stockholders and immediate family members of the foregoing) must be brought to the Board for review and approval prior to entering into the transaction. In accordance with this policy, a proposed transaction is analyzed by the Board, and the full Board votes on whether to permit the transaction. However, if the person proposing the transaction is a Director, the Director recuses himself or herself from the Board’s discussion and vote. There have been no such transactions since the beginning of fiscal year 2009.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

KPMG LLP served as our independent registered public accountant for the fiscal year ended January 31, 2009. One or more representatives of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. The Audit Committee has not selected our independent registered public accountant for fiscal year 2010, but intends to do so after the date of this proxy statement.

SUMMARY OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Aggregate fees for fiscal years 2009 and 2008 by KPMG LLP were:

	Fiscal Year
	2009	2008

Audit Fees(a)	$650,000	$692,250
Audit Related Fees	—	—
Tax Fees(b)	63,100	48,600
All Other Fees(c)	190,000	—

(a)	For fiscal year 2009, includes fees for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, the attestation to our report on internal controls and additional audit services related to the impairment of goodwill and other issues. For fiscal year 2008, includes fees for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, the implementation of FIN 48, the attestation to our report on internal controls and additional audit services related to other issues.

(b)	Includes fees for tax services, including review of our tax returns and advice on tax compliance and planning.

(c)	Includes fees for the review of the tax treatment of certain fixed assets and the review of processes relating to outsourcing projects.

Audit Committee Pre-Approval Policies and Procedures

Our Board of Directors has adopted a pre-approval policy which requires the Audit Committee to pre-approve audit and permitted non-audit services to be rendered by our independent registered public accountants. The Audit Committee is authorized to designate one of its members to pre-approve such services, provided that the issue is then presented to the full Audit Committee at its next meeting. All of the services described above were approved by the Audit Committee pursuant to this policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than ten percent of our common stock to file certain reports with respect to each such person’s beneficial ownership of our common stock, including statements of changes in beneficial ownership on Form 4. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto, to our knowledge, all required filings were made on a timely basis.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report for the year ended January 31, 2009 accompanies this proxy statement.

ANNUAL REPORT ON FORM 10-K

We will provide copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, to eligible stockholders upon request at no cost to such stockholders. We will also provide copies of the exhibits to our Annual Report on Form 10-K to eligible stockholders upon request, for which we may impose a reasonable fee. Requests for copies of either the Annual Report on Form 10-K or the exhibits thereto should be mailed to:

Belk, Inc.
2801 West Tyvola Road
Charlotte, North Carolina 28217
Attention: Ralph A. Pitts, Executive Vice President
General Counsel and Secretary

These materials are also accessible through our website at www.belk.com and on the website of the Securities and Exchange Commission at www.sec.gov.

STOCKHOLDER PROPOSALS

Any stockholder proposals intended to be presented at our 2010 Annual Meeting of Stockholders in accordance with Rule 14a-8 of the Securities Exchange Act must be received by us no later than December 23, 2009 in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

Stockholder proposals brought before our 2010 Annual Meeting of Stockholders other than in accordance with Rule 14a-8 must satisfy the requirements of our Certificate of Incorporation. To be timely, written notice of such proposal must be given to Belk’s Secretary not less than 60 nor more than 90 days prior to the meeting. However, if we provide less than 70 days’ notice of the meeting to stockholders, then the notice of the proposal must be received by the Secretary no later than ten days after the date notice of the meeting is mailed or publicly disclosed by us. The notice of the proposal must address the specific information set forth in our Certificate of Incorporation.

We shall retain discretion to vote proxies on a proposal filed within the above deadlines provided (1) we include advice on the nature of the proposal and how we intend to exercise our voting discretion in the proxy statement and (2) the proponent of such proposal does not issue a proxy statement.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless we have received contrary instructions from a stockholder in which case each stockholder will receive his or her own proxy. We have undertaken householding to reduce printing costs and postage fees.

Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of the proxy statement may contact us to request multiple copies in the future, and stockholders residing at the same address and currently receiving multiple copies of the proxy statement may contact us to request a single copy in the future. All such requests should be sent to:

Belk, Inc.
2801 West Tyvola Road
Charlotte, North Carolina 28217
Attention: Ralph A. Pitts, Executive Vice President,
General Counsel and Secretary
Telephone: 704-357-1000

OTHER MATTERS

The Board knows of no other matters to be brought before the meeting.

EXPENSES OF SOLICITATION

We will pay the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, facsimile or mail by one or more of our employees. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our common stock.

By Order of the Board of Directors,

Ralph A. Pitts
Executive Vice President,
General Counsel and Secretary

Charlotte, North Carolina
April 22, 2009

PROXY	PROXY	PROXY
BELK, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON MAY 27, 2009
     The undersigned hereby appoints Thomas M. Belk, Jr., H.W. McKay Belk and John R. Belk, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of Belk, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, May 27, 2009, at 11:00 a.m., local time, at the Renaissance Suites Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
(1)	To elect three Directors to terms expiring at the 2012 Annual Meeting of Stockholders.

☐	FOR all nominees listed (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed
H.W. McKay Belk Thomas C. Nelson John R. Thompson
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE.)
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED “FOR” THE PROPOSAL LISTED ABOVE.

__________________________, 2009	_________________________________________________

_________________________________________________

Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WITH THE WHITE LABEL, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.